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                                  Exhibit Index
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Exhibit
Number            Description
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99.1              Press release of Cytec Industries Inc. and
                  The American Materials & Technologies Corporation, dated July 9, 1998


WEST PATERSON, N.J.--(BUSINESS WIRE)--July 9, 1998--Cytec Industries Inc. (NYSE:
CYT - news) and The American Materials & Technologies Corporation (NASDAQ: AMTK
- news) announced today that they have signed a definitive agreement for Cytec to acquire AMT in an all stock transaction designed to qualify as a tax-free reorganization. AMT shareholders will receive the equivalent value of $6.00 per share in Cytec shares.

Based on AMT shares, options and warrants outstanding, and other factors, the value in equivalent Cytec share value is approximately $31 million plus the assumption of approximately $7 million in debt. AMT had sales in 1997 of approximately $30 million.

The transaction is subject to approval by AMT shareholders, normal governmental reviews, and other customary closing conditions. The closing is expected to occur in the fourth quarter of this year.

AMT has two operating subsidiaries: Culver City Composites, which is primarily involved in advanced composite materials and prepregs for the aerospace industry, and Grafalloy, a manufacturer of graphite golf club shafts. Culver City's products are considered highly complementary to Cytec's aerospace materials and there is the potential for significant cost synergy arising out of the integration of Culver City's manufacturing facility in Los Angeles, CA with Cytec's two aerospace materials manufacturing facilities in Orange County, CA, as well as the integration of the two firms' sales, technical service, general administrative, and R&D functions.

AMT had total assets of $23.3 million on March 31, 1998. For the quarter ended March 31, 1998, AMT achieved sales of $11.7 million, EBITDA (earnings before interest, taxes, depreciation and amortization) of $0.9 million, and net income of $.08 per share. David Lilley, Cytec's President and Chief Executive Officer, stated: "We are pleased to have the opportunity to add AMT to Cytec's existing aerospace business. This acquisition is a good strategic fit and will complement our existing product offerings." Paul W. Pendorf, AMT's President and Chief Executive Officer, stated: "We are pleased to bring this value to our shareholders. Joining with Cytec will allow us to compete more effectively and provide customers with advanced products."

Cytec Industries Inc. is a vertically integrated specialty chemical company which focuses on value-added specialty products. The company develops, manufactures and markets specialty chemicals, specialty materials and building block chemicals serving a broad group of end users,


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including aerospace, plastics, coatings, mining, paper, water treatment, and automotive industries.

Through its subsidiaries, The American Materials & Technologies Corporation manufactures and markets advanced composite materials for customers in the aerospace, defense, transportation, communication, sporting goods, and other industries. Products include fabrics, tapes and parts made from graphite, fiberglass, aramid, quartz and other fibers impregnated with proprietary resin formulations, with special emphasis on high temperature applications, aircraft interiors and high performance golf club shafts.

Contact:

CYTEC                                   AMT
Kumar Shah (analyst contact)            Paul W. Pendorf
973/357-3298                            310/841-5275
      or
George Yuro
973/357-3319



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